                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K
                                CURRENT REPORT
    Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported)                                          February 20, 2001
                                       -----------------------------------------

                     The Corporate Executive Board Company
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

            Delaware                    000-24799            52-2056410
  (State or other jurisdiction         (Commission          (IRS Employer
       of incorporation)               File Number)      Identification No.)

2000 Pennsylvania Avenue, N.W. Washington, D.C.                  20006
              (Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including             (202) 777-5000
                                         ---------------------------------------

________________________________________________________________________________
        (Former name and former address, if changed since last report.)

Item 1.  Changes in Control of Registrant.

  Not Applicable.

Item 2.  Acquisition or Disposition of Assets.

  Not Applicable.

Item 3.  Bankruptcy or Receivership.

  Not Applicable.

Item 4.  Changes in Registrant's Certifying Accountant.

  Not Applicable.

Item 5.  Other Events.

     The Company's audited financial statements as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000, and related Management's Discussion and Analysis of Financial Condition and Results of Operations are set forth below:

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  We provide "best practices" research and analysis focusing on corporate strategy, operations and general management issues. Best practices research identifies and analyzes specific management initiatives, processes and strategies that have been determined to produce the best results in solving common business problems or challenges. For a fixed annual fee, members of each subscription program have access to an integrated set of services, including best practices research studies, executive education seminars, customized research briefs and web-based access to the program's content database and decision support tools.

  We were incorporated on September 11, 1997, under the laws of the State of Delaware. Our business was operated as a division of The Advisory Board Company, a Maryland corporation, until October 31, 1997 when the business was contributed to us and spun-off to The Advisory Board Company's sole stockholder. On February 23, 1999, certain of our stockholders sold 18,830,560 shares of our common stock in an initial public offering. In February 2000, certain of our stockholders sold 11,023,030 shares of our common stock in a secondary public offering. We did not directly receive any proceeds from the sale of our common stock pursuant to the initial public offering or secondary offering. However, we did receive cash from the exercise of employee common stock options in conjunction with the sale of our common stock in the initial public offering and secondary offering. Subsequent to the sale of common stock in the secondary offering, the former sole stockholder owns no shares of our common stock.

  Subscription memberships, which are annually renewable contracts, are generally payable by members at the beginning of the contract term. Billings attributable to our subscription programs initially are recorded as deferred revenues and then recognized pro rata over the subscription contract term.

  Over the last three years, our revenues have grown at a compound annual growth rate of 35.2% from $38.7 million in 1997 to $95.5 million in 2000, while costs have grown at a compound annual growth rate of 24.9% from $37.6 million in 1997 to $73.3 million in 2000. The increase in revenues was primarily attributable to cross-selling additional subscriptions to existing members, adding new members, price increases, and the introduction of new subscription programs. The increase in costs has been driven principally by the increase in the number of employees required to support subscription growth. Stock option and related expenses and special bonus plan also has affected costs as further explained below.

  One measure of our business is its annualized "Contract Value," which we calculate as the aggregate annualized subscription membership revenue attributed to all subscription membership agreements in effect at a given point in time without regard to the remaining duration of any such agreement. Our experience has been that a substantial portion of members renew subscriptions for an equal or higher level each year. Contract Value has grown at a compound annual growth rate of 32.9% over the past three years and was $108.5 million at December 31, 2000.

  Our operating costs and expenses consist of cost of services, member relations and marketing, general and administrative expenses, depreciation, and stock option and related expenses and special bonus plan. Cost of services represents the costs associated with the production and delivery of our products and services, including compensation of research personnel and in-house faculty, the production of published materials, the organization of member meetings and all associated support services. Member relations and marketing expenses include the costs of acquiring new and renewing existing members, compensation expense (including sales commissions), travel and all associated support services. General and administrative expenses include the costs of human resources and recruiting, finance and accounting, management information systems, facilities management, new product development and other administrative functions. Stock option and related expenses and special bonus plan includes non-cash compensation expense related to certain stock option agreements in existence at the time of the spin-off from The Advisory Board Company, a special bonus to selected employees and additional payroll taxes for compensation expense relating to the taxable income recognized by employees upon the exercise of non-qualified common stock options.

Results of Operations

  The following table sets forth certain financial data as a percentage of total revenues for the periods indicated:

                                                              Year Ended
                                                             December 31,
                                                           -------------------
                                                           1998   1999   2000
                                                           -----  -----  -----
Revenues.................................................. 100.0% 100.0% 100.0%
  Cost of services........................................  47.8   40.4   37.8
                                                           -----  -----  -----
Gross profit..............................................  52.2   59.6   62.2
Costs and expenses:
  Member relations and marketing..........................  22.0   21.9   22.2
  General and administrative..............................  13.1   12.0   12.6
  Depreciation............................................   1.7    1.9    2.7
  Stock option and related expenses and special bonus
   plan...................................................  10.1    0.5    1.5
                                                           -----  -----  -----
    Total costs and expenses..............................  46.9   36.3   39.0
                                                           -----  -----  -----
Income from operations....................................   5.3   23.3   23.2
Other income, net.........................................   1.5    1.6    2.4
                                                           -----  -----  -----
Income before provision for income taxes..................   6.8   24.9   25.6
Provision for income taxes................................   0.7    6.2   10.0
                                                           -----  -----  -----
Net income................................................   6.1%  18.7%  15.6%
                                                           =====  =====  =====

Years Ended December 31, 1998, 1999 and 2000

  Revenues. Total revenues increased 33.4% from $53.0 million for 1998 to $70.8 million for 1999, and 34.9% to $95.5 million for 2000. The increase in revenues was attributable primarily to cross-selling additional subscriptions to existing members, adding new members, price increases and the introduction of new subscription programs. The average subscription price increased 5.7% in 1998, 6.9% in 1999, and 6.0% in 2000. We introduced one new subscription program in 1998, two new subscription programs in 1999 and three new subscription programs in 2000.

  Cost of services. Cost of services increased 12.7% from $25.4 million for 1998 to $28.6 million for 1999, and 26.2% to $36.1 million for 2000. The increase in cost of services was principally due to increased research staffing and related compensation costs to support the introduction of new subscription programs and an increase in short answer research and executive education faculty to serve the growing membership base across all programs. Cost of services as a percentage of revenues decreased from 47.8% for 1998 to 40.4% for 1999, and to 37.8% for 2000. This decrease was attributable to the fixed nature of the production costs of best practices research studies, as growth in the number of subscription memberships does not significantly affect these costs.

  Member relations and marketing. Member relations and marketing costs increased 33.0% from $11.7 million for 1998 to $15.5 million for 1999, and 36.8% to $21.2 million for 2000. The increase in member relations and marketing costs is primarily due to the increase in sales staff and related costs, the increase in commission expense associated with increased revenues, and the increase in member relations personnel and related costs to serve the expanding membership base. Although we have added member relations and marketing resources to increase revenues, member relations and marketing costs have remained relatively consistent as a percentage of total revenues from 1998 to 2000.

  General and administrative. General and administrative expenses increased 22.6% from $6.9 million for 1998 to $8.5 million for 1999, and 41.7% to $12.0 million for 2000. The increase in general and administrative expenses resulted principally from staffing increases in general management, human resources and recruiting, finance and accounting, management information systems, and facilities management to support our overall growth. Although general and administrative expenses increased, general and administrative expenses decreased as a percentage of total revenues from 1998 to 1999 due to the relatively fixed nature of many of these costs. The increase of general and administrative expenses as a percentage of total revenue for 2000 was due to the additional consulting and training expenses associated with investments in management information software.

  Depreciation. Depreciation expense increased 48.9% from $0.9 million for 1998 to $1.3 million for 1999, and 95.2% to $2.6 million for 2000. The increase in depreciation expense resulted from purchases of computer and telephone equipment, office furniture and leasehold improvements for new office facilities and investments in management information software.

  Stock option and related expenses and special bonus plan. We recognized $2.9 million, $0.4 million and $0.4 million for 1998, 1999 and 2000, related to stock option agreements in existence at the time of the spin-off. In connection with the spin-off, we executed substitution agreements with each of our employees participating in The Advisory Board Company stock option plan. These substitution agreements resulted in compensation expense being recognized by us over the vesting period. We will continue to recognize compensation expense related to certain substitution agreements estimated at $0.2 million in 2001. In December 1998, we and our principal stockholder agreed to make payments in an aggregate amount of $2.4 million to selected employees under a special bonus plan, and we recorded the full amount of that charge at that time. In addition, in 2000, we recognized $1.0 million in compensation expense reflecting additional Federal Insurance Corporation Act ("FICA") taxes as a result of the taxable income that the employees recognized upon the exercise of common stock options, primarily in conjunction with the secondary offering in February 2000.

  Other income, net. Other income, net consists primarily of interest income earned on a portfolio of cash equivalents and marketable securities, the realized gain (loss) on the sale of marketable securities and the realized loss on the write-off of fixed assets. Other income increased 41.7% from $0.8 million for 1998 to $1.1 million for 1999, and 103.1% to $2.3 million in 2000. The growth in other income was due primarily to the increase in interest income associated with the increased level of cash equivalents and marketable securities. Cash equivalents and marketable securities increased as a result of cash flows from operating activities and cash flows from financing activities further discussed in the liquidity and capital resources section below.

  Provision for income taxes. We recorded a provision for income taxes of $0.4 million, $4.3 million and $9.5 million for 1998, 1999 and 2000. Prior to February 22, 1999, we were treated as an S corporation for Federal income tax purposes and recognized income taxes only related to the District of Columbia. Just prior to our initial public offering, we terminated our S corporation status and are now subject to Federal and state income taxes at prevailing corporate rates. The difference in the effective income tax rates for 1998, 1999 and 2000 primarily reflects the termination of the S corporation status just prior to the initial public offering in February 1999 offset by the benefit of Federal income tax incentives associated with the location of our office facilities. If we had elected to be taxed under subchapter C of the Internal Revenue Code for U.S. Federal and state income tax purposes beginning January 1, 1998 and recorded income tax expense using an annual effective rate of 41.0%, pro forma net income and basic and diluted earnings per share would have been $2.1 million, $0.09 and $0.07 for 1998 and $10.4 million, $0.39 and $0.32 for 1999.

Liquidity and Capital Resources

  Cash flows from operating activities. We have financed our operations to date through funds generated from operating activities. Subscription memberships, which are annually renewable contracts, are generally payable by members at the beginning of the contract term. The combination of net income growth and advance payment of subscriptions has resulted historically in operating activities generating net positive cash flows. We generated net cash flows from operating activities of $17.8 million, $26.3 million and $40.0 million for 1998,

1999 and 2000. For 1998, operating cash flow was generated primarily by the increase in net income and the growth in deferred revenues, partially offset by the growth in accounts receivable. For 1999 and 2000, operating cash flow was generated primarily by the increase in net income, the utilization of tax benefits created by the exercise of common stock options, and the growth in deferred revenues, partially offset by the growth in membership fees receivable. As of December 31, 1999 and 2000, we had cash, cash equivalents and marketable securities of $33.1 million and $69.4 million. Management expects that our current cash, cash equivalents and marketable securities balances and net positive cash flows from operations will satisfy capital expenditure requirements for at least the next 12 months.

  Cash flows from investing activities. Net cash flows used in investing activities during 1998, 1999 and 2000 were $2.2 million, $11.4 million, and $44.3 million. Net cash flows used in investing activities during 1998 were attributable primarily to the additional investment in property and equipment of $2.1 million. Net cash flows used in investing activities during 1999 related to the additional investment in property and equipment of $7.3 million and the purchase (sale) of marketable securities, net, of $10.6 million offset by the repayment of a note receivable from our previous sole stockholder in the amount of $6.5 million. Net cash flows used in investing activities during 2000 related to the additional investment in property and equipment of $9.3 million and the purchase (sale) of marketable securities, net, of $35.0 million.

  Cash flows from financing activities. Net cash flows used in financing activities during 1998 and 1999 were $12.3 million and $7.4 million. Net cash flows provided by financing activities during 2000 were $4.1 million. Net cash flows used in financing activities during 1998 were attributable to the payment of $1.9 million to The Advisory Board Company for the administrative and facilities management services provided to us. We also made distributions to our previous sole stockholder of $6.9 million and $4.0 million in 1998 and 1999, to pay income taxes on our S corporation earnings and to distribute our estimated undistributed taxed or taxable earnings. In addition, net cash flows used in financing activities during 1998, 1999 and 2000 were attributable to agreements with certain employees prior to the spin-off relating to the repurchase of stock options at fixed amounts. We paid $2.6 million, $3.1 million and $1.6 million related to these agreements in 1998, 1999 and 2000. We are obligated to pay an additional $3.1 million in 2001. We also paid $1.7 million in expenses related to our initial public offering in 1999, which is treated for accounting purposes as a distribution to our previous sole stockholder. These financing activity distributions were offset in 2000 by the receipt of $5.4 million in cash from the exercise of common stock options, primarily in conjunction with the secondary offering.

  In May 2000, we entered into a $10.0 million, unsecured loan agreement, expiring May 2002, with a commercial bank that provides for a revolving line of credit facility under which we may from time to time borrow, repay and re-borrow funds. There have been no borrowings under the loan agreement. In addition, we previously entered into a $1.3 million letter of credit agreement, expiring September 2003, with a commercial bank to provide a security deposit for our headquarters office lease. We pledged certain assets as collateral under the letter of credit agreement.

Market Risk

  We are exposed to interest rate risk primarily through our portfolio of cash equivalents and marketable securities, which is designed for safety of principal and liquidity. We maintain a portfolio of cash, cash equivalents and marketable securities with financial institutions. Cash and cash equivalents consist of highly liquid U.S. government and U.S. Treasury obligations with maturities of less than three months. Marketable securities consist primarily of United States Treasury notes and bonds and Washington, DC tax exempt notes and bonds. We perform periodic evaluations of the relative credit ratings related to the cash, cash equivalents and marketable securities. This portfolio is subject to inherent interest rate risk as investments mature and are re-invested at current market interest rates. We currently do not use derivative financial instruments to adjust our portfolio risk or income profile.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of The Corporate Executive Board Company:

  We have audited the accompanying balance sheets of The Corporate Executive Board Company as of December 31, 1999 and 2000, and the related statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Corporate Executive Board Company as of December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

Washington, DC
January 31, 2001

                     THE CORPORATE EXECUTIVE BOARD COMPANY

                                 BALANCE SHEETS
                      (In thousands, except share amounts)

                                                               December 31,
                                                             -----------------
                                                              1999      2000
                                                             -------  --------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................. $19,726  $ 19,493
  Marketable securities.....................................     --      5,765
  Membership fees receivable, net...........................  26,603    29,519
  Deferred income taxes, net................................   8,047    14,742
  Deferred incentive compensation...........................   2,801     2,827
  Prepaid expenses and other current assets.................   1,318     3,015
                                                             -------  --------
    Total current assets....................................  58,495    75,361
                                                             -------  --------
DEFERRED INCOME TAXES, NET..................................     --     16,606
MARKETABLE SECURITIES.......................................  13,348    44,115
PROPERTY AND EQUIPMENT, NET.................................   9,921    16,412
                                                             -------  --------
    Total assets............................................ $81,764  $152,494
                                                             =======  ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities.................. $ 6,082  $  8,102
  Accrued incentive compensation............................   3,877     3,013
  Stock option repurchase liability.........................   4,710     3,140
  Deferred revenues.........................................  55,436    71,281
                                                             -------  --------
    Total current liabilities...............................  70,105    85,536
                                                             -------  --------
OTHER LIABILITIES...........................................     813     1,397
                                                             -------  --------
    Total liabilities.......................................  70,918    86,933
                                                             -------  --------
STOCKHOLDERS' EQUITY:
  Preferred stock, par value $0.01; 5,000,000 shares
   authorized, no shares issued and outstanding.............     --        --
  Common stock, par value $0.01; 100,000,000 shares
   authorized and 27,139,920 and 31,144,069 shares issued
   and outstanding as of December 31, 1999 and 2000,
   respectively.............................................     271       311
  Additional paid-in-capital................................     134    38,579
  Deferred compensation.....................................    (570)     (186)
  Retained earnings.........................................  11,691    26,611
  Accumulated elements of comprehensive income..............    (680)      246
                                                             -------  --------
    Total stockholders' equity..............................  10,846    65,561
                                                             -------  --------
    Total liabilities and stockholders' equity.............. $81,764  $152,494
                                                             =======  ========

                See accompanying notes to financial statements.

                     THE CORPORATE EXECUTIVE BOARD COMPANY

                              STATEMENTS OF INCOME
                    (In thousands, except per share amounts)

                                                       Year ended December 31,
                                                       -----------------------
                                                        1998    1999    2000
                                                       ------- ------- -------
REVENUES.............................................. $53,030 $70,767 $95,491
  Cost of services....................................  25,373  28,602  36,094
                                                       ------- ------- -------
GROSS PROFIT..........................................  27,657  42,165  59,397
                                                       ------- ------- -------
COSTS AND EXPENSES:
  Member relations and marketing......................  11,676  15,525  21,236
  General and administrative..........................   6,920   8,485  12,021
  Depreciation........................................     885   1,318   2,573
  Stock option and related expenses and special bonus
   plan...............................................   5,342     383   1,371
                                                       ------- ------- -------
    Total costs and expenses..........................  24,823  25,711  37,201
                                                       ------- ------- -------
INCOME FROM OPERATIONS................................   2,834  16,454  22,196
OTHER INCOME, NET.....................................     786   1,114   2,263
                                                       ------- ------- -------
INCOME BEFORE PROVISION FOR INCOME TAXES..............   3,620  17,568  24,459
PROVISION FOR INCOME TAXES............................     361   4,322   9,539
                                                       ------- ------- -------
NET INCOME............................................ $ 3,259 $13,246 $14,920
                                                       ======= ======= =======
EARNINGS PER SHARE:
  Basic............................................... $  0.13 $  0.50 $  0.49
  Diluted............................................. $  0.11 $  0.41 $  0.43
WEIGHTED AVERAGE SHARES USED IN THE CALCULATION OF
 EARNINGS PER SHARE:
  Basic...............................................  25,009  26,446  30,321
  Diluted.............................................  29,900  32,054  34,638


                See accompanying notes to financial statements.

                     THE CORPORATE EXECUTIVE BOARD COMPANY

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                   Year ended December 31,
                                                  ----------------------------
                                                    1998      1999      2000
                                                  --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income...................................... $  3,259  $ 13,246  $ 14,920
 Adjustments to reconcile net income to net cash
  flows from operating activities:
  Depreciation...................................      885     1,318     2,573
  Deferred income taxes and tax benefits
   resulting from the exercise of common stock
   options.......................................     (288)    3,927     9,065
  Stock option and related expenses..............    5,342       383       384
  Loss on disposition of property and equipment..      --        --        223
  Changes in operating assets and liabilities:
   Membership fees receivable, net...............   (1,369)   (9,438)   (2,916)
   Deferred incentive compensation...............     (927)     (778)      (26)
   Prepaid expenses and other current assets.....     (261)     (935)   (1,697)
   Accounts payable and accrued liabilities......    2,777     1,115     1,871
   Accrued incentive compensation................      762     1,216      (864)
   Deferred revenues.............................    7,587    16,375    15,845
   Other liabilities.............................      --        813       584
   Special bonus plan............................      --       (960)      --
                                                  --------  --------  --------
    Net cash flows provided by operating
     activities..................................   17,767    26,282    39,962
                                                  --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment..............   (2,086)   (7,282)   (9,287)
 Receivable from stockholder.....................      --      6,500       --
 Purchase of marketable securities...............   (1,242)  (12,074)  (89,569)
 Sales and maturities of marketable securities...    1,124     1,464    54,574
                                                  --------  --------  --------
    Net cash used in investing activities........   (2,204)  (11,392)  (44,282)
                                                  --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Change in payable to/due from affiliate.........   (1,857)      391       152
 Distributions to stockholder....................   (6,870)   (4,000)      --
 Proceeds from the exercise of common stock
  options........................................      --        995     5,355
 Proceeds from issuance of common stock under the
  employee stock purchase plan...................      --        --        150
 Reimbursement of offering costs.................      --        --        650
 Payment of offering costs.......................     (951)   (1,698)     (650)
 Stock option repurchases........................   (2,590)   (3,084)   (1,570)
                                                  --------  --------  --------
    Net cash provided by (used in) financing
     activities..................................  (12,268)   (7,396)    4,087
                                                  --------  --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.....................................    3,295     7,494      (233)
Cash and cash equivalents, beginning of period...    8,937    12,232    19,726
                                                  --------  --------  --------
Cash and cash equivalents, end of period......... $ 12,232  $ 19,726  $ 19,493
                                                  ========  ========  ========

                See accompanying notes to financial statements.

                     THE CORPORATE EXECUTIVE BOARD COMPANY

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

             For the years ended December 31, 1998, 1999, and 2000
                      (In thousands, except share amounts)

                                                                                          Accumu-
                                                                                           lated
                           Preferred                                                    elements of          Annual
                             stock       Common stock    Additional Deferred  Retained    compre-            Compre-
                         ------------- -----------------  paid-in-  compen-   earnings    hensive            hensive
                         Shares Amount   Shares   Amount  capital    sation   (deficit)   income     Total   income
                         ------ ------ ---------- ------ ---------- --------  --------- ----------- -------  -------
Balance at December 31,
 1997...................   --    $--   25,008,800  $250   $  2,521  $(1,459)   $(6,354)    $ --     $(5,042) $ 1,084
                                                                                                             =======
 Distributions to
  stockholder...........   --     --          --    --         --       --      (6,870)      --      (6,870)     --
 Amortization of
  deferred
  compensation..........   --     --          --    --         --       506        --        --         506      --
 Net income.............          --          --    --         --       --       3,259       --       3,259    3,259
                          ----   ----  ----------  ----   --------  -------    -------     -----    -------  -------
Balance at December 31,
 1998...................   --    $--   25,008,800  $250   $  2,521  $  (953)   $(9,965)    $  --    $(8,147) $ 3,259
                          ----   ----  ----------  ----   --------  -------    -------     -----    -------  =======
 Distributions to
  stockholder, net......   --     --          --    --         --       --      (6,519)      --      (6,519)     --
 Net income--pre-
  termination of S
  corporation status....   --     --          --    --         --       --       1,555       --       1,555    1,555
 Termination of S
  corporation status....   --     --          --    --     (14,929)     --      14,929       --         --       --
 Issuance of common
  stock under special
  bonus plan............   --     --          --    --       1,440      --         --        --       1,440      --
 Issuance of common
  stock upon the
  exercise of common
  stock options.........   --     --    2,131,120    21        974      --         --        --         995      --
 Tax benefits related to
  the exercise of stock
  options...............   --     --          --    --      10,128      --         --        --      10,128      --
 Amortization of
  deferred
  compensation..........   --     --          --    --         --       383        --        --         383      --
 Unrealized losses on
  available-for-sale
  marketable securities,
  net of tax............   --     --          --    --         --       --         --       (680)      (680)    (680)
 Net income--post-
  termination of S
  corporation status....   --     --          --    --         --       --      11,691       --      11,691   11,691
                          ----   ----  ----------  ----   --------  -------    -------     -----    -------  -------
Balance at December 31,
 1999...................   --    $--   27,139,920  $271   $    134  $  (570)   $11,691     $(680)   $10,846  $12,566
                          ----   ----  ----------  ----   --------  -------    -------     -----    -------  =======
 Issuance of common
  stock upon the
  exercise of common
  stock options.........   --     --    3,998,470    40      5,315      --         --        --       5,355      --
 Issuance of common
  stock under the
  employee stock
  purchase plan.........   --     --        5,679   --         150      --         --        --         150      --
 Tax benefits related to
  the exercise of stock
  options...............   --     --          --    --      32,980      --         --        --      32,980      --
 Amortization of
  deferred
  compensation..........   --     --          --    --         --       384        --        --         384      --
 Unrealized gains on
  available-for-sale
  marketable securities,
  net of tax............   --     --          --    --         --       --         --        926        926      926
 Net income.............   --     --          --    --         --       --      14,920       --      14,920   14,920
                          ----   ----  ----------  ----   --------  -------    -------     -----    -------  -------
Balance at December 31,
 2000...................   --    $--   31,144,069  $311   $ 38,579  $  (186)   $26,611     $ 246    $65,561  $15,846
                          ====   ====  ==========  ====   ========  =======    =======     =====    =======  =======

                See accompanying notes to financial statements.

                     THE CORPORATE EXECUTIVE BOARD COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.Description of operations

  The Corporate Executive Board Company (the "Company") provides "best practices" research and analysis focusing on corporate strategy, operations and general management issues. Best practices research identifies and analyzes specific management initiatives, processes and strategies that have been determined to produce the best results in solving common business problems or challenges. For a fixed annual fee, members of each subscription program have access to an integrated set of services, including best practices research studies, executive education seminars, customized research briefs and web-based access to the program's content database and decision support tools.

2.Spin-off and initial and secondary public offerings of common stock

  The Company was incorporated on September 11, 1997, under the laws of the State of Delaware. The Company's business was operated as a division of The Advisory Board Company, a Maryland corporation, until October 31, 1997 when the business was contributed to the Company and spun-off to The Advisory Board Company's sole stockholder (the "Spin-off"). In February 1999, 18,830,560 shares of common stock of the Company were sold in an initial public offering (the "Initial Public Offering"). In February 2000, 11,023,030 shares of common stock of the Company were sold in a secondary public offering (the "Secondary Offering"). The Company did not directly receive any proceeds from the sale of common stock pursuant to the Initial Public Offering or Secondary Offering. However, the Company did receive cash from the exercise of common stock options in conjunction with the Initial Public Offering and Secondary Offering. Subsequent to the Secondary Offering, the former sole stockholder owns no shares of the Company's common stock.

3.Stock split

  In August 2000, the Company's Board of Directors declared a two-for-one stock split in the form of a common stock dividend on the Company's common stock, payable September 15, 2000, to stockholders of record September 1, 2000. The effect of the stock split is presented retroactively within the statements of changes in stockholders' equity (deficit) at December 31, 1998, 1999 and 2000, by transferring the par value for the additional common shares issued from the additional paid-in-capital account to the common stock account. All references to share and per share amounts in the accompanying financial statements included herein have been adjusted retroactively to reflect the two-for-one stock split.

4.Summary of significant accounting policies

 Cash equivalents and marketable securities

  Short-term investments and marketable securities that mature within three months of purchase are classified as cash equivalents. Short-term investments and marketable securities with maturities of more than three months are classified as marketable securities. As of December 31, 1999 and 2000, the Company's marketable securities consisted primarily of United States Treasury notes and bonds and Washington, DC tax exempt notes and bonds. The Company classifies its marketable securities as available-for-sale securities, which are carried at fair value based on quoted market prices. The net unrealized gains and losses on available-for-sale marketable securities are excluded from net income and are included within accumulated elements of comprehensive income. The specific identification method is used to compute the realized gains and losses on the sale of marketable securities. The Company may not hold these marketable securities to maturity and may elect to sell these securities at any time.

 Property and equipment and leasehold improvements

  Property and equipment consists of furniture, fixtures and equipment, capitalized software development costs, and leasehold improvements. Property and equipment are stated at cost, less accumulated depreciation

                     THE CORPORATE EXECUTIVE BOARD COMPANY
expense. Furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Capitalized software development costs are depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term. Replacements and major improvements are capitalized. Maintenance and repairs are charged to expense as incurred.

 Recovery of long-lived assets

  Long-lived assets and identifiable assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognizes an impairment loss when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. The Company believes that no such impairment exists as of December 31, 2000.

 Revenue recognition

  Membership fees are recognized ratably over the term of the related membership, which is generally twelve months. Membership fees are generally billable when the member agrees to the terms of the membership. Certain membership fees are billed on an installment basis. The Company's policy is to record the full amount of membership fees receivable and related deferred revenue when a member agrees to the terms of the membership.

 Commission expense recognition

  Commission expenses related to the negotiation of new memberships and the renewal of existing memberships are deferred and amortized over the term of the respective memberships.

 Earnings per share

  Basic earnings per share is computed by dividing net income by the number of basic weighted average common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the number of diluted weighted average common shares outstanding during the period. The number of weighted average common share equivalents outstanding is determined in accordance with the treasury-stock method. Common share equivalents consist of common shares issuable upon the exercise of outstanding common stock options. A reconciliation of basic to diluted weighted average common shares outstanding is as follows (in thousands):

                             Year Ended December
                                     31,
                             --------------------
                              1998   1999   2000
                             ------ ------ ------
   Basic weighted average
    common shares
    outstanding............  25,009 26,446 30,321
   Weighted average common
    share equivalents
    outstanding............   4,891  5,608  4,317
                             ------ ------ ------
   Diluted weighted average
    common shares
    outstanding............  29,900 32,054 34,638
                             ====== ====== ======

 Concentrations of credit risk

  Financial instruments, which potentially expose the Company to concentration of credit risk, consist primarily of membership fees receivable and of cash, cash equivalents and marketable securities. Concentrations of credit risk with respect to membership fees receivable are limited due to the large number of members and their dispersion across many different industries and countries worldwide. However, the Company may be exposed to a declining membership base in periods of unforeseen market downturns, severe competition or international developments.

                     THE CORPORATE EXECUTIVE BOARD COMPANY

  The Company generates revenues from members located outside the United States. For the years ended December 31, 1998, 1999 and 2000, approximately 33%, 31% and 29% of total revenues, respectively, were generated from members located outside the United States. Revenues from customers in European countries were approximately 15% for each of the years ended December 31, 1998, 1999 and 2000, with no other geographic area representing more than 10% of total revenues in any period. No individual member accounted for more than 2% of revenues for any period presented.

  The Company maintains a portfolio of cash, cash equivalents and marketable securities, which is designed for safety of principal and liquidity, with financial institutions. Cash and cash equivalents consist of highly liquid U.S. government and U.S. Treasury obligations with maturities of less than three months. Marketable securities consist primarily of United States Treasury notes and bonds and Washington, DC tax exempt notes and bonds. The Company performs periodic evaluations of the relative credit ratings related to the cash, cash equivalents and marketable securities.

 Fair value of financial instruments

  The fair value of current assets and current liabilities approximates their carrying value due to their short maturity.

 Income taxes

  Deferred income taxes are determined on the asset and liability method. Under this method, temporary differences arise as a result of the difference between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax law and tax rates on the date of the enactment of the change.

 Research and development costs

  Costs related to the research and development of new company programs are expensed in the year incurred.

 Reclassification of prior-years' balances

  Prior-years' balances have been reclassified to conform to the current-year presentation.

 Use of estimates in preparation of financial statements

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and costs and expenses during the reporting period. Actual results could differ from those estimates.

                     THE CORPORATE EXECUTIVE BOARD COMPANY

5.Marketable securities

  The aggregate market value, amortized cost, gross unrealized gains and gross unrealized losses on available-for-sale marketable securities are as follows (in thousands):

                                                As of December 31, 1999
                                        ---------------------------------------
                                                            Gross      Gross
                                        Market  Amortized Unrealized Unrealized
                                         Value    Cost      Gains      Losses
                                        ------- --------- ---------- ----------
   United States Treasury notes and
    bonds.............................  $ 2,002  $ 2,078     $--       $   76
   Washington, DC tax exempt notes and
    bonds.............................   11,346   12,404        2       1,060
                                        -------  -------     ----      ------
                                        $13,348  $14,482     $  2      $1,136
                                        =======  =======     ====      ======

                                                As of December 31, 2000
                                        ---------------------------------------
                                                            Gross      Gross
                                        Market  Amortized Unrealized Unrealized
                                         Value    Cost      Gains      Losses
                                        ------- --------- ---------- ----------
   United States Treasury notes and
    bonds.............................  $38,812  $38,637     $236       $ 61
   Washington, DC tax exempt notes and
    bonds.............................   11,068   10,840      228        --
                                        -------  -------     ----       ----
                                        $49,880  $49,477     $464       $ 61
                                        =======  =======     ====       ====

  The following table summarizes marketable securities maturities (in thousands):

                                                            As of December 31,
                                                                   2000
                                                           ---------------------
                                                           Fair Market Amortized
                                                              Value      Cost
                                                           ----------- ---------
   Less than one year.....................................   $ 5,765    $ 5,759
   Matures in 1 to 5 years................................    36,021     35,778
   Matures in 6 to 10 years...............................     4,881      4,793
   Matures after 10 years.................................     3,213      3,147
                                                             -------    -------
                                                             $49,880    $49,477
                                                             =======    =======

  The Company may not hold these marketable securities to maturity and may elect to sell these securities at any time.

6.Membership fees receivable

  Membership fees receivable consist of the following (in thousands):

                                                               As of December
                                                                     31,
                                                               ----------------
                                                                1999     2000
                                                               -------  -------
   Billed membership fees receivable.......................... $23,328  $23,561
   Unbilled membership fees receivable........................   4,616    7,586
                                                               -------  -------
                                                                27,944   31,147
   Allowance for doubtful accounts............................  (1,341)  (1,628)
                                                               -------  -------
   Membership fees receivable, net............................ $26,603  $29,519
                                                               =======  =======

                     THE CORPORATE EXECUTIVE BOARD COMPANY

7.Receivable from stockholder

  The Company held a promissory note in the amount of $6.5 million from its then sole stockholder prior to the Initial Public Offering that was due and payable on October 31, 2007. Interest of 7.0% on the outstanding promissory note balance was payable semiannually on each May 1 and November 1. The stockholder repaid the note in 1999 using proceeds from the Initial Public Offering.

8.Property and equipment

  Property and equipment consist of the following (in thousands):

                                                               As of December
                                                                     31,
                                                               ----------------
                                                                1999     2000
                                                               -------  -------
   Furniture, fixtures, and equipment......................... $ 7,371  $10,944
   Software development costs.................................     939    5,377
   Leasehold improvements.....................................   5,213    5,613
                                                               -------  -------
                                                                13,523   21,934
   Accumulated depreciation...................................  (3,602)  (5,522)
                                                               -------  -------
   Property and equipment, net................................ $ 9,921  $16,412
                                                               =======  =======

9.Income taxes

  The Company was an S corporation for Federal income tax purposes until immediately prior to the Initial Public Offering. As an S corporation, the taxable income of the Company was passed through to the sole stockholder and was reported on the sole stockholder's Federal income tax return. However, as the District of Columbia does not recognize S corporation status, income taxes related to the District of Columbia were provided for within the Company's financial statements prior to the Initial Public Offering. Just prior to the Initial Public Offering, the Company terminated its S corporation status and is now subject to Federal and state income taxes at prevailing corporate rates. As a result, the Company recorded a one-time deferred income tax benefit of $2.7 million due to the change in tax status. The one-time deferred income tax benefit is reflected in net income for the year ended December 31, 1999, as a reduction of the provision for income taxes. If the Company had been a C corporation for U.S. Federal and state income tax purposes since January 1, 1998 and recorded income taxes using an annual effective rate of 41.0%, pro forma net income and basic and diluted earnings per share would have been $2.1 million (unaudited), $0.09 (unaudited) and $0.07 (unaudited) for the year ended December 31, 1998, and $10.4 million (unaudited), $0.39 (unaudited) and $0.32 (unaudited) for the year ended December 31, 1999.

  The provision for income taxes consists of the following (in thousands):

                                                         Year Ended December
                                                                 31,
                                                         ----------------------
                                                         1998    1999     2000
                                                         -----  -------  ------
   Current.............................................. $ 649  $ 5,780  $8,582
   Deferred.............................................  (288)  (1,458)    957
                                                         -----  -------  ------
   Provision for income taxes........................... $ 361  $ 4,322  $9,539
                                                         =====  =======  ======

                     THE CORPORATE EXECUTIVE BOARD COMPANY

  The provision for income taxes differs from the amount of income taxes determined by applying the U.S. Federal income tax statutory rates to income before provision for income taxes as follows:

                                                                   Year Ended
                                                                  December 31,
                                                                  --------------
                                                                   1999   2000
                                                                  ------  ------
   Statutory U.S. Federal income tax rate........................   35.0%  35.0%
   State income tax, net of U.S. Federal income tax benefit......    6.5    6.5
   Termination of S corporation status...........................  (15.6)   --
   Phase-in rate differential....................................   (4.0)   --
   Other permanent differences...................................    2.7   (2.5)
                                                                  ------  -----
     Effective tax rate..........................................   24.6%  39.0%
                                                                  ======  =====

  The statutory state and effective income tax rates reflected in the provision for income taxes are both 9.975% for the year ended December 31, 1998.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consist of the following (in thousands):

                                                                 As of December
                                                                      31,
                                                                 --------------
                                                                  1999   2000
                                                                 ------ -------
   Deferred tax assets:
     Deferred compensation agreements........................... $1,608 $ 1,250
     Net operating loss carryforward............................  4,744  29,865
     Financial reporting reserves...............................    568     702
     Stock option restructuring and repurchase..................  1,287     --
     Employee benefits..........................................    301     400
     Unrealized losses on available-for-sale securities.........    454     --
     Other......................................................    484     579
                                                                 ------ -------
       Total deferred tax assets................................  9,446  32,796
                                                                 ------ -------
   Deferred tax liabilities:
     Unrealized gains on available-for-sale securities..........    --      157
     Employee benefits..........................................    --       41
     Deferred incentive compensation............................  1,162   1,173
     Other......................................................    237      77
                                                                 ------ -------
       Total deferred tax liabilities...........................  1,399   1,448
                                                                 ------ -------
       Deferred tax assets, net................................. $8,047 $31,348
                                                                 ====== =======

  The Company has net operating losses which resulted in a deferred tax asset of $4.7 million and $29.9 million at December 31, 1999 and 2000, respectively. The net operating losses expire in the years 2019 through 2020. The Company believes that its future taxable income will be sufficient for the full realization of the deferred tax assets. The Company has realized tax benefits (reductions of taxes payable) resulting from the exercise of common stock options of $5.4 million and $8.1 million in the years ended December 31, 1999 and 2000, respectively. The Company recognized no tax deductions from the exercise of common stock options in the year ended December 31, 1998.

                     THE CORPORATE EXECUTIVE BOARD COMPANY

10.Comprehensive income (loss)

  Comprehensive income (loss) is defined as net income (loss) plus the net-of-tax impact of foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. Comprehensive income for the year ended December 31, 1999 and 2000, was $12.6 million and $15.8 million, respectively. The accumulated elements of comprehensive income, net of tax, included within stockholders' equity on the balance sheets are comprised solely of the change in unrealized gains (losses) on available-for-sale marketable securities. Unrealized losses, net of tax, on available-for-sale marketable securities amounted to $0.7 million at December 31, 1999. Unrealized gains, net of tax, on available-for-sale marketable securities amounted to $0.9 million at December 31, 2000. There was no difference between net income and comprehensive income for the year ended December 31, 1998.

11.Transactions with affiliates

 Administrative support and management services

  The Advisory Board Company provides the Company with limited administrative support services. Subsequent to the Spin-off, fees are charged to the Company for these services in accordance with an Administrative Services Agreement (the "ASA"). The ASA provides for fees based on either direct costs, costs per certain transaction, headcount, or a fixed cost per month.

  Management cost allocations consisting primarily of senior executive costs allocated by DGB Enterprises, Inc., a separate entity controlled by the Company's former sole stockholder, were charged to the Company (pre and post Spin-off) based on an allocation of time spent on the Company's activities by each executive monthly. In management's opinion, the allocations represent what the costs would be on a stand-alone basis.

  Due from (due to) affiliate

  Activity due from (due to) affiliate is as follows (in thousands):

                                                       Year Ended December
                                                               31,
                                                      -----------------------
                                                       1998     1999    2000
                                                      -------  -------  -----
   Balance at beginning of period.................... $(1,507) $   350  $ (41)
   Costs allocated to the Company:
     The Advisory Board Company......................  (4,931)  (1,595)   (22)
     DGB Enterprises, Inc............................  (1,211)     --     --
   Cash transfers from the Company to The Advisory
    Board Company....................................  14,513    3,169    220
   Cash transfers to the Company from The Advisory
    Board Company....................................  (6,514)  (1,965)  (350)
                                                      -------  -------  -----
   Balance at end of period.......................... $   350  $   (41) $(193)
                                                      =======  =======  =====

12.Employee benefit plans

 Defined contribution 401(k) plan

  In fiscal 1993, The Advisory Board Company began sponsoring a defined contribution 401(k) Plan (the "Plan") in which the Company's employees participate. Pursuant to the Plan, all employees who have reached the age of twenty-one are eligible to participate. The sponsor provides contributions equal to 25% of an employee's contribution up to a maximum of 4% of base salary. In September 1998, the Company established a defined contribution 401(k) Plan (the "New Plan") with the same provisions as The Advisory Board Company Plan. As of September 1, 1998, participants' accounts were transferred to the New Plan and subsequent

                     THE CORPORATE EXECUTIVE BOARD COMPANY
participant and Company contributions were made directly to the New Plan. Contributions to the Plans for the Company's participants were $0.1 million, $0.2 million and $0.2 million during the years ended December 31, 1998, 1999 and 2000, respectively.

 Employee stock purchase plan

  In June 2000, the Company established an employee stock purchase plan (the "ESPP"). Under the ESPP, employees authorize payroll deductions from 1% to 10% to purchase shares of the Company's common stock. The ESPP is authorized to issue up to 1,050,000 shares of the Company's common stock. As of December 31, 2000, 5,679 shares of the Company's common stock have been issued under the ESPP.

13.Stock option plans

 Background

  On March 1, 1994, The Advisory Board Company adopted the Stock-Based Incentive Compensation Plan (the "Original Plan") to provide for granting of incentive stock options ("Original Options"). The Original Plan entitled certain employees to purchase shares of The Advisory Board Company's Class B Nonvoting Common Stock at a price equal to at least the fair market value of The Advisory Board Company's stock on the date of grant. The Original Options were exercisable on the date ten years after the date of grant, subject to acceleration upon the occurrence of certain events that would alter the current ownership of The Advisory Board Company, including an initial public offering or private sale.

 Liquid Markets Agreements

  On March 31, 1995, The Advisory Board Company and existing optionees adopted the Liquid Markets Agreements ("Liquid Markets Agreements") to provide the optionees an opportunity to (i) sell all or a portion of their Original Options to The Advisory Board Company immediately and/or (ii) modify all or a portion of their Original Options in accordance with the terms and conditions of the Continuing Stock-Based Incentive Compensation Plan, which is described below (the "Continuing Option Plan").

  The Liquid Markets Agreements provided for the designation of Original Options as described above and governed the payments to be made to the optionees for options sold ("Sold Options"). For the options elected to be sold, The Advisory Board Company was committed to make a payment in two installments (25% no later than December 31, 1995, and 75% no later than December 31, 1996). The Advisory Board Company was also obligated to pay the optionee an additional payment (the "Earn Out Payment") based on The Advisory Board Company's income from operations for the fiscal year ending March 31, 1998.

  In March 1997, The Advisory Board Company amended the Liquid Markets Agreements to provide for (1) guaranteed versus variable Earn Out Payments,
(2) revised payment schedules, (3) revised employment requirements, and (4) in limited instances, the ability to put current options retroactively into the Liquid Markets plan.

  In December 1998, the Company amended the Liquid Markets Agreements relating to its employees by eliminating the future employment requirements. The Company recognized $2.4 million in compensation expense related to the Liquid Markets Agreements in the year ended December 31, 1998. There are no earnings charges subsequent to December 31, 1998, related to these agreements. At December 31, 2000, the future cash commitments related to the Liquid Markets Agreements were $3.1 million and are reflected in stock option repurchase liability in the accompanying balance sheets. In January 2001, the Company paid $3.1 million in accordance with the Liquid Markets Agreements, the final cash commitment related to the Liquid Markets Agreements.

                     THE CORPORATE EXECUTIVE BOARD COMPANY

 Stock-Based Incentive Compensation Plan

  Adopted on March 31, 1995, the Continuing Option Plan amended and restated the Original Plan and formalized the terms and conditions of the remaining modified options (the "Continuing Options"). In conjunction with the Spin-off, The Advisory Board Company executed a Substitution Agreement (the "Substitution Agreement") with each of the employees of the Company participating in the Continuing Option Plan. The Substitution Agreement provided for the exchange of The Advisory Board Company Continuing Options for options in the Company (the "Options") granted under the Company's Stock-Based Incentive Compensation Plan (the "Current Plan"), which was adopted at the time of the Spin-off. The Current Plan provides for the issuance of options to purchase up to 11,008,000 shares of common stock. As of December 31, 2000, 10,569,400 options, net of cancellations, to purchase common stock had been granted under the Current Plan. The Options generally become exercisable fifty percent (50%) in February 2000, thirty percent (30%) in February 2001 and twenty percent (20%) in February 2002 and expire between April 2001 and March 2009.

  The terms of the Substitution Agreement resulted in a new measurement date for 3,711,760 options held by employees of the Company, resulting in the recognition of compensation expense. The compensation expense is being recognized over the related vesting period. The compensation expense is reflected in stock option and related expenses and special bonus plan in the accompanying statements of income and was $0.5 million, $0.4 million and $0.4 million for the years ending December 31, 1998, 1999 and 2000, respectively. The Company will recognize compensation expense related to certain substitution agreements of $0.2 million in the year ending 2001. The recognition of compensation expense was not required for the remaining 2,843,986 options outstanding at the time of the Spin-off.

 1999 Stock Option Plan

  On February 18, 1999, the Company adopted the 1999 Stock Option Plan ("1999 Plan"), which provides for the issuance of options to purchase up to 3,784,000 shares of common stock. During 1999, the Company granted 1,491,000 options to purchase common stock under the 1999 Plan at a weighted average exercise price of $9.80 per share. During 2000, the Company granted 1,613,000 options to purchase common stock under the 1999 Plan at a weighted average exercise price of $21.78 per share. As of December 31, 2000, 2,970,126 options, net of cancellations, to purchase common stock had been granted under the 1999 Plan. The common stock options granted under the 1999 Plan generally become exercisable twenty-five percent (25%) per year beginning one year from the date of grant and expire between February 2009 and July 2010.

 Directors' Stock Option Plan

  On December 14, 1998, the Company adopted the Directors' Stock Plan ("Directors' Plan"), which provides for the issuance of options to purchase up to 860,000 shares of common stock for issuance. During 1998, the Company granted 288,960 options to purchase common stock under the Directors' Plan at a weighted average exercise price of $7.12 per share. During 1999, the Company granted 72,240 options to purchase common stock under the Directors' Plan at a weighted average exercise price of $7.12 per share. During 2000, the Company granted 70,000 options to purchase common stock under the Directors' Plan at a weighted average exercise price of $21.19 per share. As of December 31, 2000, 431,200 common stock options had been granted under the Directors' Plan. The common stock options granted under the Directors' Plan generally become exercisable one hundred percent (100%) one year from the date of grant and expire between December 2009 and February 2010.

                     THE CORPORATE EXECUTIVE BOARD COMPANY

 Transactions

  The following table summarizes the changes in common stock options for the common stock option plans described above:

                                                     Exercise     Weighted-
                                         Number     Price per      Average
                                       of Options     Share     Exercise Price
                                       ----------  ------------ --------------
   Outstanding at December 31, 1997...  9,370,560  $ 0.03- 1.37     $ 0.60
     Options granted..................  2,019,280    1.37- 7.12       4.15
     Options cancelled................   (423,120)   1.02- 1.37       1.07
                                       ----------  ------------     ------
   Outstanding at December 31, 1998... 10,966,720    0.03- 7.12       1.23
     Options granted..................  1,563,240    7.12-19.07       9.67
     Options cancelled................    (14,000)         9.50       9.50
     Options exercised................ (2,131,120)         0.47       0.47
                                       ----------  ------------     ------
   Outstanding at December 31, 1999... 10,384,840    0.03-19.07       2.64
     Options granted..................  1,683,000   21.19-33.11      21.75
     Options cancelled................   (228,234)   0.29-21.19       8.05
     Options exercised................ (3,998,470)   0.03-13.52       1.34
                                       ----------  ------------     ------
   Outstanding at December 31, 2000...  7,841,136  $ 0.03-33.11     $ 7.25
                                       ==========  ============     ======

  Information with respect to the common stock option plans outstanding at December 31, 2000, is as follows:

                                                                    Weighted-
                                                         Weighted-   Average
                                      Number Outstanding  Average   Remaining
                                            as of        Exercise  Contractual
   Range of Exercise Prices           December 31, 2000    Price   Life-Years
   ------------------------           ------------------ --------- -----------
   $ 0.03 -- $ 0.03..................       137,600        $0.03      2.33
     0.15 --   0.21..................       786,800         0.16      2.33
     0.29 --   0.44..................       338,840         0.40      2.09
     0.47 --   0.64..................       947,192         0.53      4.10
     1.02 --   1.02..................     1,001,028         1.02      2.84
     1.37 --   1.56..................       505,320         1.44      1.98
     3.49 --   3.49..................       625,040         3.49      2.24
     7.12 --   7.12..................       605,200         7.12      5.78
     9.50 --   9.50..................     1,196,866         9.50      8.15
    11.69 --  15.00..................        51,250        13.47      8.36
    19.07 --  21.19..................     1,511,000        21.18      9.15
    25.38 --  33.11..................       135,000        28.19      9.46

   ---------------                        ---------        -----      ----
   $ 0.03 -- $33.11..................     7,841,136        $7.25      5.20

   ===============                        =========        =====      ====

  As of December 31, 2000, 1,146,930 common stock options with a weighted average exercise price of $4.05 are exercisable.

 Accounting for stock based compensation

  The Company has elected to account for stock and stock rights in accordance with Accounting Principles Board Opinion number 25, Accounting for Stock Issued to Employees (APB No. 25). However, pro forma information regarding net income is required by Financial Accounting Standards Number 123, Accounting for Stock Based Compensation (FAS No. 123) if the provisions of FAS No. 123 are not elected to be adopted.

                     THE CORPORATE EXECUTIVE BOARD COMPANY

  Under the FAS No. 123 pro forma disclosure provisions, the fair value of options granted subsequent to December 15, 1995, has been estimated using the Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price characteristics that are significantly different from those of traded options. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock rights.

  The fair value of options granted during the years ended December 31, 1998, 1999 and 2000 was estimated using the Black-Scholes option valuation model with the following weighted-average assumptions: risk free interest rate of 5.5%, 6.5% and 5.0%, respectively; no dividend yield for any year; weighted-average expected lives of the option of three years, five years and four years, respectively; and expected volatility of 50%, 60% and 92%, respectively.

  The weighted average fair value of Company options granted during the years ended December 31, 1998, 1999 and 2000 was $1.60 per share, $5.01 per share and $14.73 per share, respectively. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the estimated service period. Under the FAS No. 123 pro forma disclosure provisions, pro forma net income for 1998 would have been $1.6 million or $0.07 per share (pro forma basic) and $0.05 per share (pro forma diluted), pro forma net income for 1999 would have been $9.8 million or $0.37 per share (pro forma basic) and $0.31 per share (pro forma diluted), and pro forma net income for 2000 would have been $8.3 million or $0.27 per share (pro forma basic) and $0.24 per share (pro forma diluted). The provisions of FAS No. 123 may not necessarily be indicative of future results.

14.Special bonus plan

  In December 1998, the Company and its sole stockholder agreed to pay a special bonus to selected employees in an amount totaling $2.4 million. The special bonus was paid at the Initial Public Offering--60% in stock owned by the sole stockholder and 40% in cash by the Company. The Company recognized $2.4 million in expense related to this plan in 1998 and is reflected in stock option and related expenses and special bonus plan in the accompanying statements of income.

15.Supplemental cash flows disclosures

  Income taxes paid during the years ended December 31, 1998, 1999 and 2000, amounted to $470,000, $260,000 and $0, respectively. For the year ended December 31, 1999 and 2000, the Company recognized $10.1 million and $33.0 million, respectively, in stockholders' equity (deficit) for tax deductions associated with the exercise of non-qualified stock options. Estimated current income tax payments for the year ended December 31, 1999 and 2000, have been reduced by the consideration of the tax deductions associated with the exercise of non-qualified stock options.

  In addition, in connection with the Initial Public Offering, the sole stockholder gave $1.4 million in shares of common stock to selected employees to satisfy a portion of the special bonus plan liability.

16.Loan Agreement

  In May 2000, the Company entered into a $10.0 million, unsecured loan agreement with a commercial bank that provides for a revolving line of credit facility under which the Company may from time to time borrow, repay and re-borrow funds. The interest rate on any outstanding borrowings under the loan agreement is the Eurodollar Daily Floating Rate plus .75% per annum. The maturity date of the loan agreement is May 25, 2002. There have been no borrowings under the loan agreement.

                     THE CORPORATE EXECUTIVE BOARD COMPANY

17.Commitments and contingencies

 Operating Leases

  The Company leases office facilities in the United States and the United Kingdom expiring on various dates over the next eight years. Certain lease agreements include provisions for rental escalations based on the Consumer Price Index and require the Company to pay for executory costs such as taxes and insurance. Future minimum rental payments under non-cancelable operating leases, excluding executory costs are as follows (in thousands):

      Year Ending December 31,
      ------------------------
      2001.............................................................. $ 4,721
      2002..............................................................   5,120
      2003..............................................................   5,231
      2004..............................................................   4,897
      2005..............................................................   4,991
      Thereafter........................................................  16,890
                                                                         -------
        Total........................................................... $41,850
                                                                         =======

  Rent expense charged to operations during the fiscal years ended December 31, 1998, 1999 and 2000, was $2.4 million, $3.6 million and $3.8 million, respectively. The Company obtained a $1.3 million letter of credit with a commercial bank, expiring September 2003, to provide a security deposit for its headquarters office lease. The Company's cash, accounts receivable and property and equipment collateralize the Letter of Credit Agreement.

18.Quarterly financial data (unaudited)

  Unaudited summarized financial data by quarter for the years ended December 31, 1999 and 2000 is as follows (in thousands, except per share amounts):

                                                 1999 Quarter Ended
                                      -----------------------------------------
                                      March 31 June 30 September 30 December 31
                                      -------- ------- ------------ -----------
   Revenues.........................  $15,703  $16,700   $18,414      $19,950
   Gross profit.....................    8,950    9,952    11,324       11,939
   Income before provision (benefit)
    for income taxes................    3,464    3,987     4,811        5,306
   Net income.......................  $ 4,867  $ 2,332   $ 2,863      $ 3,184
   Earnings per share:
     Basic..........................  $  0.19  $  0.09   $  0.11      $  0.12
     Diluted........................  $  0.16  $  0.07   $  0.09      $  0.10
                                                 2000 Quarter Ended
                                      -----------------------------------------
                                      March 31 June 30 September 30 December 31
                                      -------- ------- ------------ -----------
   Revenues.........................  $20,784  $22,612   $25,084      $27,011
   Gross profit.....................   12,307   14,240    16,035       16,815
   Income before provision for
    income taxes....................    4,406    5,936     6,705        7,412
   Net income.......................  $ 2,688  $ 3,620   $ 4,090      $ 4,522
   Earnings per share:
     Basic..........................  $  0.09  $  0.12   $  0.13      $  0.15
     Diluted........................  $  0.08  $  0.10   $  0.12      $  0.13

19.Subsequent event (unaudited)

  The Company has entered into a new lease agreement for additional office space. The estimated future minimum lease payments under this new lease agreement are approximately $14.4 million. The new lease agreement expires in July 2012.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of The Corporate Executive Board Company:

   We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of The Corporate Executive Board Company included in this Form 8-K and have issued our report thereon dated January 31, 2001. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule II--Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and in our opinion, fairly states, in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ Arthur Andersen LLP

Washington, DC
January 31, 2001

                     THE CORPORATE EXECUTIVE BOARD COMPANY

                 Schedule II--Valuation and Qualifying Accounts
                                 (In thousands)

                                                Additions
                          Balance at Additions  Charged to Deductions
                          Beginning  Charged to   Other       from    Balance at
                           of Year    Revenue    Accounts   Reserve   End of Year
                          ---------- ---------- ---------- ---------- -----------
Year ending December 31,
 1998
  Allowance for doubtful
   accounts.............    $1,000     $1,409      $--       $1,176     $1,233
                            ------     ------      ----      ------     ------
                            $1,000     $1,409      $--       $1,176     $1,233
                            ======     ======      ====      ======     ======
Year ending December 31,
 1999
  Allowance for doubtful
   accounts.............    $1,233     $1,851      $--       $1,743     $1,341
                            ------     ------      ----      ------     ------
                            $1,233     $1,851      $--       $1,743     $1,341
                            ======     ======      ====      ======     ======
Year ending December 31,
 2000
  Allowance for doubtful
   accounts.............    $1,341     $3,590      $--       $3,303     $1,628
                            ------     ------      ----      ------     ------
                            $1,341     $3,590      $--       $3,303     $1,628
                            ======     ======      ====      ======     ======

Item 6.  Resignations of Registrant's Directors.

  Not applicable.

Item 7.  Financial Statements and Exhibits.

  (c) Exhibits

        23    Consent of Arthur Andersen LLP

Item 8. Change in Fiscal Year.

  Not applicable.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       The Corporate Executive Board Company
                                     -----------------------------------------
                                                   (Registrant)



      Date: February 19, 2001
-----------------------------------
                                                /s/ Clay M. Whitson
                                     -----------------------------------------
                                     Clay M. Whitson, Chief Financial Officer

                                 Exhibit Index
                                 -------------

Exhibit No.    Description
-----------    -----------

    23         Consent of Arthur Andersen LLP